EXHIBIT INDEX

Exhibit 8.1

SHEARMAN & STERLING LLP

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	August 24, 2005	SINGAPORE
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WASHINGTON, D.C.

Belgo-Mineria Steel Company
Av. Carandai, 1,115, 26 andar
30130-915 – Belo Horizonte, MG, Brazil

Ladies and Gentlemen:

     We are acting as special U.S. federal income tax counsel to Belgo-Mineria Steel Company (“Belgo”), a corporation organized under the laws of Brazil, in connection with its proposed merger of shares (the “Merger of Shares”) with Companhia Siderurgica de Tubarao (“CST”), a corporation organized under the laws of Brazil. The Merger of Shares will be consummated under the laws of Brazil. Belgo is filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, a registration statement on Form F-4 (the “Registration Statement”) with respect to the common stock of Belgo to be issued to holders of common and preferred shares of CST and CST ADRs pursuant to the Merger of Shares.

     We hereby confirm that the discussion contained in the Registration Statement under the caption “Material Tax Considerations — Material United States Federal Income Tax Considerations” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences to “U.S. Holders” (as defined in the Registration Statement) of the Merger of Shares and the ownership of the Belgo common shares received in the Merger of Shares. For purposes of this opinion, we have assumed that all of the factual information set forth in the Registration Statement is true, correct and complete. We also have relied upon representations as to certain factual matters made to us by your officers, employees or agents.

     No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Merger of Shares under state, local or non-United States laws and the reasonableness of the assumptions and accuracy of the representations relied upon by us. Furthermore, our opinion has been based upon current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in such law or practice unless we are specifically retained to do so. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the captions “Material Tax Considerations — Material United States Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement; however, in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP
Shearman & Sterling LLP